Exhibit 99.3
575 Lexington Avenue, New York, New York 10022
Tel: 212.906.9400 Fax: 212.935.5935
Appraisal of
Cedar Rim Apartments
7920 110th Avenue SE
Newcastle, Washington 98056

June 8, 2011
Mr. Trent Johnson
Vice President
CONCAP EQUITIES, INC.
4582 South Ulster Street, Suite 1100
Denver, CO 80237

Re:	Appraisal of Cedar Rim Apartments 7920 110th Avenue SE Newcastle, Washington 98056 KTR No. 11-1-00129
Dear Mr. Johnson:
KTR Real Estate Advisors LLC (“KTR”) has completed a self contained appraisal of the above-referenced property as requested by our May 18, 2011 engagement letter. The purpose of this assignment is to estimate the Market Value of the Leased Fee Interest in the subject property as of June 1, 2011. The property was inspected by a staff member of KTR on March 4, 2011, when the property was last appraised by KTR. The report has been prepared for CONCAP EQUITIES, INC. for client’s use in asset valuation and financial reporting purposes.
Situated as noted above, the subject property consists of a 4.37-acre site improved with a 104-unit, garden-style apartment complex. The subject was developed in 1981 and contains 109,824 square feet of rentable area. The property is operating at stabilized occupancy and is in good physical condition. The subject property is more fully described, legally and physically, within the attached report.
Based on the analysis contained in the attached report, the Market Value of the Leased Fee Interest in the subject property, as of June 1, 2011 is:
ELEVEN MILLION SEVEN HUNDRED THOUSAND DOLLARS
($11,700,000)
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 4, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
The attached report, in its entirety, including all assumptions and limiting conditions, which is an integral part of, and inseparable from, this transmittal letter, contains the data, information, analyses and calculations upon which the value conclusion indicated herein are based. The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
575 Lexington Avenue, New York, NY 10022
TEL 212.906.9400 • FAX 212.935.5935

CONCAP EQUITIES, INC. Cedar Rim Apartments June 8, 2011 Page 2
It has been a pleasure to be of service to you. Please do not hesitate to call either Terence Tener at (212) 906-9403 or Thomas Tener at (212) 906-9499 with any questions you may have regarding our assumptions, observations or conclusions.
Respectfully submitted,
KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Thomas J. Tener
	Managing Partner		Managing Partner

By:	Shaun Kest Appraiser

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page i
INTRODUCTION

Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iii
Subject Property Photographs & Maps	v

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Property Identification	2
Sales History	2
Purpose and Scope of the Appraisal	2
Definition of Market Value	3
Property Rights Appraised	3
Intended Use and User	3
Exposure Time	4

PRESENTATION OF DATA
Regional and Area Analysis	5
Neighborhood Analysis	7
Site Analysis	8
Improvement Analysis	10
Zoning Analysis	13
Real Estate Assessments and Taxes	15
Apartment Market Analysis	16

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	22
Valuation Process	23
Income Capitalization Approach	25
Sales Comparison Approach	34
Reconciliation and Final Value Conclusion	43

ADDENDA
Additional Subject Property Photographs
Submitted Information
Qualifications of the Appraiser

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page ii
CERTIFICATE OF APPRAISAL
We, Terence Tener, MAI, ASA, Thomas J. Tener and Shaun Kest certify that to the best of our knowledge and belief:
The statements of fact contained in this report are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.
Shaun Kest has made a personal inspection of the property that is the subject of this report.
Terence Tener, MAI, ASA and Thomas J. Tener have not made a personal inspection of the property that is the subject of this report.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
As of the date of this report, Terence Tener, MAI, ASA has completed the continuing education program of the Appraisal Institute.
Shaun Kest has been temporarily certified to transact business as a Real Estate General Appraiser (License No. 9101922).
Terence Tener, MAI, ASA, Thomas Tener and Shaun Kest have extensive experience in the appraisal of similar properties.
We have appraised or provided any other services relative to the subject property in the past three years.
KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Thomas J. Tener	By:	Shaun Kest
	Managing Partner		Managing Partner		Appraiser

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page iii
BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3.	Responsible ownership and competent property management are assumed.

4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.

13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page iv
15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in a reserves for replacement expense category.
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 4, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page v
SUBJECT PROPERTY PHOTOGRAPHS
View of typical building

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page vi
REGIONAL MAP

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page vii
NEIGHBORHOOD MAP

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 1

SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Date of Value	June 1, 2011

Date of Inspection	March 4, 2011

Property Name	Cedar Rim Apartments

Property Address	7920 110th Avenue SE
Newcastle, Washington 98056

Property Location	East side of 110th Avenue SE, in Newcastle, Washington.

Tax Identification	3343300800.

Purpose of the Appraisal	To estimate the Market Value of the Leased Fee Interest in the subject property, free and clear of financing.

Site Size	Irregular shaped site that contains a total of 4.37 acres

Zoning	R – 24 (Urban Residential)

Improvements	A 104-unit garden apartment complex completed in 1981 with 13 apartment buildings, hot tub, barbeque area and mature landscaping. The property is operating at stabilized occupancy and is in good physical condition.

2011 Assessed Value	$14,861,000

Highest and Best Use
As If Vacant	Residential development.
As Improved	Continued use of the existing improvements.

VALUATION INDICATIONS
Income Capitalization	$11,700,000
Stabilized NOI	$643,862
Cap Rate	5.5%
Value per Unit	$112,500
Value per Sq Ft	$106.53
Sales Comparison	$12,000,000
Value per Unit	$115,385
Value per Sq Ft	$109.27
Cost Approach	N/A
APPRAISED VALUE	$11,700,000
Value per Unit	$112,500
Value per Sq Ft	$106.53
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 4, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 2

PREMISES OF THE APPRAISAL

Identification	The subject property consists of the land and improvements at 7920 110th Avenue SE within Newcastle, King County, Washington. The King County Assessor identifies the property as Tax Parcel Identification Number 3343300800. The property consists of a 4.37-acre site improved with 104- unit garden apartment complex known as Cedar Rim Apartments.

Sales History of the Subject Property
According to public records, the current owner of the subject property is Cedar Rim Apartments LLC, who has owned the property since April 2009, when it was transferred by Consolidated Capital Institutional Properties/3 LP a related party. We are not aware of any transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.

Purpose and Scope of the Appraisal
The purpose of the appraisal is to estimate the market value of the subject property as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:

1. Inspected the subject property and its environs.
2. Reviewed demographic and other socioeconomic trends pertaining to the city and region.
3. Examined regional apartment market conditions, with special emphasis on the subject property’s apartment submarket.
4. Investigated lease and sale transactions involving comparable properties in the influencing market.

5.    Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6. Utilized appropriate appraisal methodology to derive estimates of value.
7. Reconciled the estimates of value into a single value conclusion.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 3

Definition of Market Value	The definition of Market Value used in this appraisal report is taken from the Appraisal Institute’s The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

“The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sales, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. Buyer and seller are typically motivated;
2. Both parties are well informed or well advised, and acting in what they consider their best interests;
3. A reasonable time is allowed for exposure in the open market;
4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

Property Rights Appraised	The interest being appraised is the Leased Fee Interest. Leased Fee Interest is defined in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

An ownership interest where the possessory interest has been granted to another party by creation of a contractual landlord tenant relationship, i.e. a lease. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

Intended Use and Intended User	The intended user of this report is CONCAP EQUITIES INC. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users of this appraisal. The appraisal cannot be used for any other reason than that stated above. The appraisers are not responsible for unauthorized use of this report.

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 4

Exposure Time	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

“1. The time a property remains on the market.

2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.”

Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however, conventional sources of capital is somewhat limited and mortgage underwriting has remained conservative with a greater level of equity required to obtain financing in comparison to the period leading up to September 2008. These factors have impacted sales activity for most types of investment grade real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the PwC Real Estate Investor Survey First Quarter 2011, which indicates that marketing times for apartment properties in the national market range from none to 18 months. The average marketing time equates to 6.00 months, down from 8.06 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 5

REGIONAL ANALYSIS

Overview	The subject is located in King County which is part of the Seattle-Tacoma-Bellevue Metropolitan Statistical Area (MSA). The MSA is comprised of three counties including King, Pierce and Snohomish. The Seattle metropolitan area is located in north western portion of the state.

Population	According to the U.S Census Bureau King County, the MSA and State all experienced positive population growth from 2000 to 2010. These trends are expected to continue through 2015. The following table illustrates the population statistics for the County, MSA and the State from 2000 through 2015.
HISTORICAL POPULATION AND PROJECTIONS

	2000	2010	2015	% Change	% Change
	Census	Estimate	Forecast	2000-2010	2009-2015

King County	1,737,034	1,911,496	2,031,374	10.0%	6.3%
Seattle-Tacoma-Bellevue MSA	3,043,877	3,412,918	3,639,858	12.1%	6.7%
Washington	5,894,121	6,690,746	7,162,483	1.4%	7.1%

Source: U.S. Census Bureau

Economic Overview	According to the United States Bureau of Labor Statistics, the MSA’s total civilian labor force was 1,459,800 as of April 2011. The non-farm labor force as of April 2011 was 1,387,800. The unemployment rate stood at 8.3 percent as of April 2011, lower than the State as a whole and the National unemployment rate of 9.1 and 9.0 percent, respectively.

A majority of the MSA’s work force is employed in the Trade, Transportation and Utilities, Services, and Government sectors. Total employment in the MSA has increased by 1.7 percent over the past year. The largest increase was in the Mining and Logging sector, which had an increase over 14.3 percent over the prior year. The Construction sector has been hit the hardest over the past year with a decrease of 5.5 percent. The following table illustrates the diversification of the MSA’s work force as of April 2011, the most recent information available at the time of the report.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 6
SEATTLE-TACOMA-BELLEVUE MSA
WORK FORCE BY INDUSTRY — AS OF APRIL 2011

	Number Employed	12-Month
Industry Category	(In Thousands)	Percent Change

Mining and Logging	0.8	14.3%
Construction	60.3	-5.5%
Manufacturing	154.3	3.3%
Trade, Transportation and Utilities	252.5	3.1%
Information	85.3	2.2%
Financial Activities	76.5	0.3%
Professional and Business Services	207.6	6.1%
Educational and Health Services	167.8	2.1%
Leisure and Hospitality	129.6	0.9%
Other Services	48.7	-1.8%
Government	204.4	-1.7%
Total	1,387.80	1.7%

Notes: Seasonally Adjusted

Source: Bureau of Labor Statistics; Compiled by KTR

Transportation	Primary access in the County is provided by Interstates 5, 90 and 405. In addition, there are numerous state roads which provide access to the area. The Port of Seattle is a port district that runs Seattle’s seaport and airport. Among its facilities are the Seattle-Tacoma International Airport in SeaTac, the Shilshole Bay Marina, the Maritime Industrial Center and Fishermen’s Terminal on Salmon Bay. In addition it operates cargo terminals and a grain elevators on Smith Cove and numerous cargo terminals on Elliott Bay, Harbor Island and the Duwamish Waterway. The Port of Seattle also controls recreational and commercial moorage facilities and two cruise ship terminals.

Conclusions	The outlook for the area is relatively stable. The MSA has experienced slight employment increases over the past year. The transportation network in the MSA provides good access to the surrounding areas. Given the current state of the national economy, projecting the near term outlook remains uncertain. Considering the diversity within the MSA’s workforce, the proximity to large cities and a transportation network with good access to surrounding areas, the long-term outlook for the region remains positive.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 7

NEIGHBORHOOD ANALYSIS

Overview	The subject property is located in Newcastle an eastern suburb of Seattle. Newcastle is bordered by Bellevue to the north, Renton to the south, Issaquah to the east and Lake Washington to the west. Newcastle was one of the region’s earliest coal mining areas and its railroad link to Seattle was the first in King County. Coal delivered by rail from Newcastle’s mines to Seattle fueled the growth of the Port of Seattle and attracted railroads to the area, most notably the Great Northern Railway. Coal mining in the area stopped in the 1960s and the area is now a suburban community with most residents working in Seattle, Bellevue or Renton.

Population	The population in Newcastle grew by 28.4 percent from 2000 to 2010, greater than the growth rate of King County and the State of Washington. DemographicsNow.com projects that the growth in Newcastle will continue at a slower rate through 2015. The following table illustrates the population statistics for Newcastle, King County and the State of Washington from 2000 through 2015.
HISTORICAL POPULATION AND PROJECTIONS

	2000	2010	2015	% Change	% Change
	Census	Estimate	Projection	2000-2010	2010-2015

Newcastle	7,701	9,890	10,545	28.4%	6.6%
King County	1,737,034	1,911,496	2,031,374	10.0%	6.3%
State of Washington	5,894,121	6,690,746	7,162,483	13.5%	7.1%

Source: DemographicsNow

Transportation	The subject neighborhood is well served by an extensive highway system including I- 405. Several secondary thoroughfares also traverse the immediate area and include the Coal Creek Parkway. Public transportation is provided by Sound Transit and King County Metro Transit.

Surrounding Improvements	Surrounding improvements consist of garden style apartment complexes, vacant land and commercial uses.

Conclusion	The subject neighborhood is considered to be an attractive residential location because of its excellent highway access and proximity to Seattle’s Central Business District.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 8

SITE ANALYSIS

Location	East side of 110th Avenue SE, in Newcastle, Washington. The physical address of the property is 7920 110th Avenue SE.

Site Area	4.37 acres, which equates to 190,300 square feet.

Street Frontage	The subject has frontage along the east side of 110th Avenue SE.

Topography	The site has a steep upward slope from the 110th Avenue SE frontage.

Shape	The parcel is irregularly shaped.

Excess/Surplus Land	Traffic circulation throughout the property and an adequate number of parking spaces is provided on concrete paved drives and surface lots. The building setbacks allow for landscaped buffers, similar to surrounding properties. There does not appear to be excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Hazard	According to the Federal Emergency Management Agency (FEMA), the subject property is not in a flood zone. The corresponding map number is 53033C0675F which is a non-printed panel.

Easements and Encroachments	No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It appears as though the site is encumbered by utility and access easements typical of a developed site. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on marketability or value.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review.

Accessibility/Visibility	Ingress and egress to the property is via the 110th Avenue SE frontage. Accessibility of the site is good.

Improvements	A 104-unit garden apartment complex completed in 1981 with 13 apartment buildings, hot tub, barbeque area and mature landscaping. The property is operating at stabilized occupancy and is in good physical condition.

Conclusions	The physical attributes of the site are well suited for the existing development and use.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 9
SITE MAP
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 10

IMPROVEMENT ANALYSIS

Year Built/Renovated	The facility was completed in 1981 as a garden-style apartment complex. There was a major renovation of all of units within the last three years.

Layout & Configuration	The complex consists of 13 four-story garden apartment buildings containing 104 apartments with a rentable area of 109,824 square feet. The buildings are sited along internal drives that are integrated with the parking lots.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans at the subject property as indicated by a review of client provided rent roll data and floor plans.
UNIT MIX AND FLOOR AREAS

Type	Mix		Size	Total Area

2 Bed/1 Bath	5		1,056	5,280
2 Bed/2 Bath	99		1,056	104,544
Totals/Averages	104	*	1,056	109,824

*	Includes Office Unit

Source: Client provided rent roll data and floor plans; compiled by KTR

Floor Plans	As indicated, the property offers predominately two-bedroom floor plans with two bathrooms. Some units have one bathroom; however, they are all the same size. Each floor plan provides a living room off a small entry foyer and dining room off the kitchen area. Washer and dryers are provided in all of the units. In addition each unit has a fire place and private balconies.

EXTERIOR

Structure	The foundations consist of reinforced concrete slabs, poured on grade. Structural framing is wood stud walls with interior gypsum-clad drywall.

Floors	The floors are constructed of engineered wood trusses. The ceiling heights are approximately 8 to 10 feet.

Walls	The exterior of the buildings are vinyl siding.

Windows	Individual unit windows are single pane glass set in aluminum frames. Entry doors are metal set in wood frames. Sliding glass doors provide access to the balconies.

Roof	The buildings have pitched roofs with composition shingles.

INTERIOR FINISHES

Walls and Ceilings	Textured and painted drywall.

Flooring	Flooring consists of carpeting, wood and tile.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 11

Kitchens	Typical appliance package consisting of a refrigerator/freezer, full-size electric range with oven, microwave and dishwasher. Cabinets are wood and countertops are laminate.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have a ceramic tile wainscoting.

Unit Amenities	The units have washer/dryer, fireplace, walk-in closets and balconies.

MECHANICAL SYSTEMS HVAC	Air and heat is provided by individual split systems with exterior condensers. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Apartment-grade plumbing systems are installed. Each unit is serviced by an electric water heater.

Fire Protection	The subject property is not equipped with a fire sprinkler system. The apartments are fit with smoke detectors.

ANCILLARY AREAS

Landscaping	Landscaping is of mature vegetation. Native trees and shrubs are plentiful throughout the common areas and between buildings. Seasonal color is provided in beds along the main entrance points and near the pool and office area.

Parking	The internal drive incorporates the surface parking lots. There are approximately 300 parking spaces provided. The drives and parking lots are macadam paved.
Recreational Amenities	A hot tub, barbeque area and mature landscaping.

FF&E Personal Property	The subject property has office furnishings and equipment for the staff in the office and various chairs and tables for the barbeque area. Kitchen appliances are also part of personal property. The FF&E are similar to competitive properties.

CONDITION/MAINTENANCE

Exterior	Good condition. Overall maintenance appears adequate.

Roof	Good condition.

Interiors	Good condition. Overall maintenance appears adequate.

Common Area Amenities	Good condition. Overall maintenance appears adequate.

Sidewalks & Paving	Good condition. Overall maintenance appears adequate.

Landscaping	Good condition. Overall maintenance appears adequate.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 12

Environmental Conditions	No readily observable adverse conditions were noted during the site visit.

ELEMENTS OF DEPRECIATION	Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The overall physical condition is good with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. No material elements of deferred maintenance were noted during the appraiser’s inspection of the property. Carpet and mechanical equipment in the individual units are updated and/or replaced on an as-needed basis. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual chronological age of the property is 30 years. As a result of on-going maintenance, the effective age is estimated to be less than the actual age of the improvements. The effective age is estimated at 10 years.

Capital Improvements	No major capital improvements are planned in the near term.

Functional Obsolescence	The subject property’s design, systems and floor plans are consistent with traditional garden style apartment complexes. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No site-specific external obsolescence was noted.

Conclusions	The subject improvements have adequate functional utility, conform well to the general character of the neighborhood and are generally similar to competitors.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 13

ZONING ANALYSIS

Introduction	According to King County, the subject property is situated in an R – 24 Urban Residential District. The purpose of the urban residential zone (R) is to implement comprehensive plan goals and policies for housing quality, diversity, affordability and to efficiently use urban residential land, public services and energy. More specifically, the R – 24 District is intended to provide a mix of predominantly apartment and townhouse dwelling units, mixed-use and other development types, with a variety of densities and sizes in locations appropriate for urban densities.

The bulk restrictions in the R – 24 – Urban Residential District are summarized in the following table.
R – 24 – URBAN RESIDENTIAL DISTRICT

RESTRICTION	SIZE

Minimum lot area	None
Minimum lot width	30 Feet
Minimum street setback	10 Feet
Minimum interior setback	5 Feet
Maximum height	60 Feet
Maximum Units Per Acre	24
Minimum Parking
Multifamily Uses (2-Bedroom Units)	1.7 spaces per unit

Source: King County Code of Ordinances; Compiled by KTR.

Conclusions	The subject is built to a density of 23.8 units per acre, within the maximum of 24 units per acre. According to management, there are approximately 300 parking spaces at the site, which is above the minimum requirement set forth by the zoning code. The subject property appears to represent a legal and conforming use with a legal and non-complying density.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 14
ZONING MAP
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 15

REAL ESTATE ASSESSMENTS AND TAXES

Overview	According to the King County tax record, the subject property is identified as Parcel Number 3343300800. The taxes are billed annually in May and are paid in November. The taxable value is multiplied by the current tax rate to calculate the taxes payable. Revaluations occur every year. The subject’s 2011 assessment is shown below.
SUBJECT PROPERTY ASSESSMENT

Land Value	Building Value	Taxable Value

$2,854,500	$12,006,500	$14,861,000

Source: King County Auditor’s Office

Comparable Assessments	Similar properties within the area were surveyed to ascertain the reasonableness of the subject’s current assessment. The subject’s current assessment is $142,894 per unit. The comparables range between $122,792 and $173,896 per unit. The subject’s assessment is within the comparable range, based on discussions with the County Assessor, the assessment appears reasonable and has been processed.
TAX COMPARABLES

		Taxable	Year	Assessed	Assessment
Property Name	Tax ID	Value	Built	Units	Per Unit

Cedar Rim (Subject Property)	3343300800	$14,861,000	1981	104	$142,894
Marina Landing	3344500315	$23,000,000	1986	186	$123,656
Bella Vista	2296500200	$31,649,000	2000	182	$173,896
Newport Crossing	2824059026	$23,576,000	1990	192	$122,792

Source: King County Assessor, compiled by KTR

Mill Rate	Mill rates have remained relatively stable over the past several years. The 2011 total mill rate applicable for all taxing authorities with jurisdiction over the subject property equates to $11.57147 per $1,000 of assessed value.

Real Estate Tax Projection	Future increases in reassessments are expected to reflect annual increases near the anticipated inflation rate during the same period. Tax rates are expected to remain relatively stable. The total amount is anticipated to increase at a rate near the long-term average inflation rate

Tax Calculation	The subject’s real estate tax liability is calculated utilizing the current assessment and the current tax rate, which equates to $171,963.61. It is noted that there are additional taxes for Surface Water, Noxious Weeds and Conservation which have been billed and processed at approximately $8,100 for the 2011 tax year. Combining the taxes payable and additional taxes equates to $180,064, which has been processed in the valuation.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 16

APARTMENT MARKET ANALYSIS

Area Housing Market	According to a market study performed by the O’Connor Consulting Group, LLC (OCGP), the subject is located in the South End submarket. The immediate area is comprised of garden style apartment complexes, vacant land and commercial uses. OCGP indicates that as of the August 2010, the most recent data available, the vacancy rate in the submarket was 5.5 percent, lower than the previous year vacancy rate of 7.5 percent. The comparables have one-, two- and three-bedroom units. As the subject consists solely of two-bedroom units, only the two-bedroom units from the comparables have been analyzed.

Subject Property	The subject units have average sizes and finishes consistent with that of the market. According to the April 25, 2011 rent roll, the subject’s current contract rents average $1,275.48 per month. The two-bedroom/one bathroom apartments range between $1,114.00 and $1,352.00 per month and the two-bedroom/two bathroom units range between $980.20 and $1,667.00 per month.

Per the rent roll, there were two units reported to be vacant; however, these units are both pre-leased. The asking rents for the two-bedroom/one bathroom apartments is $1,159 per month and the two-bedroom/two bathroom units range between $1,109 and $1,439 per month.

Competitive Set	In order to determine the reasonableness of the subject’s asking rents, a survey of comparable apartment complexes in the market was conducted. The subject competes with a number of properties in the area. All of the properties are in close proximity of the subject and define the range of property, unit types and rental rates available in the market. The information regarding the rent comparables was obtained through physical inspections and direct interviews of rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the comparable properties follow the map.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 17
COMPARABLE RENTAL MAP
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 18

COMPARABLE RENTAL 1	Marina Landing
1300 North 20th Street
Renton, WA 98056

Units	186

Year Built	1986

Occupancy	96%

Amenities	Washer/dryer, walk-in closets, patio or balcony, fireplaces and kitchens with standard appliances. Complex amenities include a swimming pool, spa, sauna, fitness center and some covered parking spaces.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
2 Bed/1 Bath	889	$1,135-$1,285	$1.28-$1.45
2 Bed/2 Bath	974	$1,205-$1,355	$1.24-$1.39

Comments	Property is located approximately 1.6 miles south of the subject property. This property is in similar condition; however, it has superior views and amenities.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 19

COMPARABLE RENTAL 2	Newport Crossing
Coal Creek Parkway SE
Newcastle, WA 98059

Units	192

Year Built	1990

Occupancy	97%

Amenities	Washer/dryer, vaulted ceilings, walk-in closets, fireplaces, garages, deck/balcony and kitchens with standard appliances. Complex amenities include a swimming pool, spa/hot tub and fitness center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
2 Bed/1 Bath	884-928	$1,030-$1,150	$1.11-$1.24
2 Bed/2 Bath	1,191-1,385	$1,170-$1,295	$0.94-$0.98

Comments	Property is located approximately 1.3 miles west of the subject property. This property is in similar condition; however, it has superior amenities.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 20

COMPARABLE RENTAL 3	Bella Vista Lake Washington
2100 Lake Washington Boulevard North
Renton, WA 98056

Units	182

Year Built	2000

Occupancy	98%

Amenities	Washer/dryer, vaulted ceilings, walk-in closets, fireplaces, garages and kitchens with standard appliances. Complex amenities include a swimming pool, spa/hot tub, playground and fitness center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
2 Bed/2 Bath	1,151-1,482	$1,395-$1,795	$0.94-$1.21

Comments	Property is located approximately 1.6 miles south of the subject property. This property is in similar condition; however, it has superior views and amenities.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 21

ANALYSIS	The comparable rental properties are all in the vicinity of the subject property. The comparable properties were constructed between 1986 and 2000. The units and complex amenities are similar to the subject. Based on the recent renovation of the subject property, the subject property’s earlier date of construction is not a significant marketing deficiency. The rental rates illustrated by the comparable properties provide a good indication as to the appropriate market rent of the subject property.

Two-Bedroom Units	The subject property offers two variations of two-bedroom unit floor plans, both of which are 1,056 square feet in size with asking rents ranging between $1,159 and $1,269 per month or $1.10 to $1.20 per square foot. The comparable two-bedroom units range in size from 884 to 1,482 square feet and have monthly asking rents ranging from $1,030 to $1,795 per month or $0.94 to $1.45 per square foot.
TWO-BEDROOM FLOOR PLANS

	Unit Size	Rent/Month	Rent/SF	Comment

Subject	1,056	$1,159	$1.10	Subject
	1,056	$1,269	$1.20	Subject
Marina Landing	889	$1,135-$1,285	$1.28-$1.45	Superior
	974	$1,205-$1,355	$1.24-$1.39
Newport Crossing	884-928	$1,030-$1,150	$1.11-$1.24	Similar
	1,191-1,385	$1,170-$1,295	$0.94-$0.98
Bella Vista	1,151-1,482	$1,395-$1,795	$0.94-$1.21	Superior

Subject Range	1,056	$1,159-$1,269	$1.10-$1.20
Comparable Range	884-1,482	$1,030-$1,795	$0.94-$1.45

The subject’s asking rents are bracketed by the competing properties. After considering variances for unit size and amenity package, the subject’s asking rents for the two-bedroom/one bathroom floor plans appear to be slightly below market rent and the two-bedroom/two bathroom floor plans appear to be slightly above market. Newport Crossing is considered most similar and the subject would likely achieve monthly rents similar to this range. Accordingly, monthly rents of $1,200 have been processed for the two-bedroom/one bathroom units and $1,250 per month has been processed for the two-bedroom/two bathroom units. Based on such, the subject’s gross potential rent is detailed as follows:
SUMMARY OF ECONOMIC RENT POTENTIAL

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent
2 Bed/1 Bath	5	1,056	5,280	$1,200	$1.14	$6,000
2 Bed/2 Bath	99	1,056	104,544	$1,250	$1.18	$123,750

Totals/Averages	104	1,056	109,824	$1,248	$1.18	$129,750

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 22
HIGHEST AND BEST USE

Introduction	Highest and Best Use is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

That reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility and maximum productivity.

There are typically two Highest and Best Use scenarios: the Highest and Best Use of the property as vacant and the Highest and Best Use of the site as if improved.

HIGHEST AND BEST USE AS VACANT

Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

The site is zoned within the R-24 Urban Residential Zoning District that allows for a variety of residential uses. The maximum value of a property is typically realized when a reasonable degree of homogeneity is present. Thus, conformity in use is usually a highly desirable aspect of real property, since it creates and/or maintains value. The immediate area is primarily developed with garden style apartment complexes, vacant land and commercial uses. Based on the principal of conformity and the subject’s zoning, the highest and best use of the property, if vacant, is residential development.

HIGHEST AND BEST USE AS IMPROVED

Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one".

The subject represents a legal, conforming improvement relative to current zoning restrictions. No redevelopment of the site would provide a greater return to the land. Based on the fact that the potential income associated with the existing improvements provides a fair return to the land with residual income to the improvements, the highest and best use of the subject, as improved, is its current use.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 23
VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

Income Approach	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the income capitalization approach is utilized in this appraisal.

Sales Comparison	The sales comparison approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition and the interest transferred, among others. The value estimated through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of atypical conditions affecting the individual sales prices. Research revealed adequate sales activity to form a reasonable estimation of value via this approach.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 24

The Cost Approach	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit — the reward for undertaking the risk of construction — remains a highly subjective factor.

Investors are generally not buying, selling, or lending with reliance placed on the methodology of the Cost Approach to establish value. Furthermore, based on the age of the improvements, the Cost Approach would lend little insight into the market value of the property. Accordingly, the Cost Approach has been excluded from the scope of this appraisal.

Reconciliation	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 25
INCOME CAPITALIZATION APPROACH

Introduction	The Income Capitalization Approach is based on the theory that value is the present worth of future benefits. The future benefits of ownership consist of the present worth of the net income which will accrue to the owner of the property, plus the present value of the net proceeds resulting from the eventual disposition of the property. The two most commonly used techniques of converting net income into value in the Income Capitalization Approach are Direct Capitalization and the Discounted Cash Flow Analysis.

The Direct Capitalization method is considered most relevant and has been processed. Direct Capitalization is a method utilized to convert a single year’s estimate of net income (before debt service) into an indication of value by the use of an Overall Capitalization Rate.

Revenue Analysis
Potential Gross Income	The potential gross income from the apartment unit rent has been calculated to be $129,750 per month or $1,557,000 for the appraised year based on the analysis and conclusions derived in the Apartment Market Analysis section.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates.

The operating statements under review indicate a historical loss to lease was negative 4.5 percent of gross potential rent in 2008, positive 0.2 percent in 2009 and positive 0.8 percent in 2010. In 2009 and 2010, the los to lease suggests that contractual income was above market. Loss to lease was not budgeted for 2011. The submitted April 25, 2011 rent roll indicated a loss to lease of approximately positive 1.0 percent. Considerate of the historical data, a loss to lease of negative 3.0 percent of gross rent potential has been processed.

Concessions	Concessions within the subject’s influencing area are common. Each of the properties surveyed as rent comparables offer some form of rent concession. The concessions consist of reduced rent or free rent over a portion of the lease term.

According to operating statements under review, concessions were 5.6 percent in 2008, 9.0 percent in 2009 and 3.3 percent in 2010. The fluctuation between 2008 and 2009 is attributed to the completion of the renovation and added incentives to prospective tenants in order to lease the property. As occupancy rates at the subject property stabilized in 2010, concessions decreased. Considerate of such, concessions of 4.0 percent have been processed in this analysis.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 26

Vacancy/Credit Loss	The subject was reportedly 74.6 percent occupied in 2008, 93.4 percent occupied in 2009, 92.0 percent occupied in 2010 and is budgeted at 96.0 percent in 2011. As of the April 25, 2011 rent roll, the property was 100.0 percent leased. The high vacancy in 2008 is attributed to lease up following the renovation of the subject. The 2010 and current occupancy levels are consistent with the range of occupancy levels reported by competitors in the immediate vicinity. Occupancy levels for the competing properties in the influencing market area are outlined as follows:
OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	Year Built	Total Units	Occupancy

Marina Landing	1986	186	96.0%
Newport Crossing	1990	192	97.0%

Bella Vista Lake Washington	2000	182	98.0%

Since the completion of the renovation, the subject occupancy has increased dramatically and is currently operating at stabilized occupancy. The subject should reasonably maintain this level into the foreseeable future. In addition to vacancy, the 2011 budget include a 0.5 percent allowance for bad debt. A stabilized vacancy and credit loss of 5.0 percent has been utilized in this appraisal.

Administrative Units	There is one unit being utilized as the office and a deduction from potential gross income was applied in 2008, 2009 and 2010. This line item was not budgeted in 2011; however, the office is expected to be maintained at the property. Accordingly, market rent has been applied to this unit and deducted from the gross potential income equating to $15,000 for the appraised fiscal year.

Other Income	Typically, apartment projects receive additional revenue from sources such as utility reimbursements, vending, application fees, late fees, bad check charges and deposit forfeitures. Other income receipts at the subject property were $1,046 per unit in 2008, $1,107 per unit in 2009, $1,323 per unit in 2010 and are budgeted at $1,330 per unit in 2011. It is noted that the majority of the other income is from water and sewer reimbursements. As other income is based largely on occupancy, the budget appears reasonable and has been processed at $1,330 per unit.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2008, 2009 and 2010 as well as the budget for 2011. These historical and budgeted amounts have been compared to the median dollar amount per unit reported by IREM for garden apartments in the Seattle Metropolitan Area. The subject’s operating statements under review have been reconstructed and summarized in the table on the following page.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 27
RECONSTRUCTED OPERATING STATEMENTS

	104			104			104			104
	2008			2009			2010			2011 Budget			2010 IREM
No. of Units			Percent			Percent			Percent			Percent	Median $/Unit
Year	Actual	Per Unit	% of GRP	Actual	Per Unit	% of GRP	Actual	Per Unit	% of GRP	Budget	Per Unit	% of GRP	Seattle MSA

INCOME
Gross Rent Potential (Market Rent)	$1,907,272	$18,339	100.0%	$1,831,982	$17,615	100.0%	$1,655,852	$15,922	100.0%	$1,552,908	$14,932	100.0%
Loss to Lease	$(85,392)	$(821)	-4.5%	$4,304	$41	0.2%	$12,927	$124	0.8%	$0	$0	0.0%
Concessions	$(106,631)	$(1,025)	-5.6%	$(165,787)	$(1,594)	-9.0%	$(54,552)	$(525)	-3.3%	$0	$0	0.0%
Vacancy/Credit/Non-revenue Units	$(484,255)	$(4,656)	-25.4%	$(120,614)	$(1,160)	-6.6%	$(131,927)	$(1,269)	-8.0%	$(61,770)	$(594)	-4.0%

Net Rental Income (NRI)	$1,230,994	$11,836	64.5%	$1,549,885	$14,903	84.6%	$1,482,300	$14,253	89.5%	$1,491,138	$14,338	96.0%
Administrative Units	$(34,597)	$(333)	-1.8%	$(35,596)	$(342)	-1.9%	$(18,456)	$(177)	-1.1%	$0	$0	0.0%
Other Income	$108,753	$1,046	5.7%	$115,096	$1,107	6.3%	$137,565	$1,323	8.3%	$138,348	$1,330	8.9%

Total Property Income (EGI)	$1,305,150	$12,550	68.4%	$1,629,385	$15,667	88.9%	$1,601,409	$15,398	96.7%	$1,629,486	$15,668	104.9%

EXPENSES			% of EGI			% of EGI			% of EGI			% of EGI

Utilities	$145,688	$1,401	11.2%	$123,089	$1,184	7.6%	$130,976	$1,259	8.2%	$132,609	$1,275	8.1%	$814
Maintenance & Repairs	$64,967	$625	5.0%	$85,913	$826	5.3%	$80,200	$771	5.0%	$86,658	$833	5.3%	$1,125
Payroll	$166,559	$1,602	12.8%	$258,619	$2,487	15.9%	$233,811	$2,248	14.6%	$214,151	$2,059	13.1%	$941
Marketing	$130,045	$1,250	10.0%	$93,124	$895	5.7%	$42,133	$405	2.6%	$33,362	$321	2.0%	$0
Administration/Office	$64,449	$620	4.9%	$57,916	$557	3.6%	$49,794	$479	3.1%	$66,007	$635	4.1%	$954
Management Fee	$63,166	$607	4.8%	$79,332	$763	4.9%	$77,895	$749	4.9%	$81,474	$783	5.0%	$394
Insurance	$36,927	$355	2.8%	$28,531	$274	1.7%	$30,871	$297	1.9%	$31,003	$298	1.9%	$178
Real Estate Taxes	$113,635	$1,093	8.7%	$179,728	$1,728	11.0%	$209,668	$2,016	13.1%	$177,454	$1,706	10.9%	$1,047
Reserves	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0

TOTAL EXPENSES	$785,436	$7,552	60.2%	$906,252	$8,714	55.6%	$855,348	$8,225	53.4%	$822,718	$7,911	50.5%	$5,453

NET OPERATING INCOME	$519,714	$4,997	39.8%	$723,133	$6,953	44.4%	$746,061	$7,174	46.6%	$806,768	$7,757	49.5%

Source: Client Submitted Information; compiled by KTR
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 28

Overview	Due to the lease up subsequent to the renovations at the subject property, the expenses have fluctuated during the past couple of years. In general, 2010 and 2011 budgeted expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Utilities	This expense line item includes charges for common area and individual unit gas, electricity, water/sewer and trash collection. Utility charges are offset by applicable tenant reimbursements. At the subject property, tenants reimburse the landlord for water/sewer and trash pick-up.

Utility expenses fluctuate with occupancy, weather and changes in supply costs. The utility expenses at the subject property were $1,401 per unit in 2008, $1,184 per unit in 2009, $1,259 per unit in 2010 and are budgeted at $1,275 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $814 per unit, below the historical and budgeted amounts. Based on the historical expenses, the budgeted expense appears reasonable and has been used as a basis for projecting utilities expenses of $1,275 per unit or $132,600.

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make-ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru.

The repairs and maintenance expense at the subject property were $625 per unit in 2008, $826 per unit in 2009, $771 per unit in 2010 and are budgeted at $833 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $1,125 per unit, above the historical and budgeted amounts. As repairs and maintenance vary from property to property and considering the extent of renovations recently completed, the budget appears reasonable based on the historical expenses. Accordingly, a repairs and maintenance expense of $86,840, rounded, or $835 per unit has been processed. A separate Reserves category has been processed in this analysis.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping and maintenance personnel. The payroll expense were $1,602 per unit in 2008, $2,487 per unit in 2009, $2,248 per unit in 2010 and are budgeted at $2,059 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $941 per unit, below the historical and budgeted amounts. Based on the subject’s historical expense data, the budgeted payroll expense, while somewhat above average for the area, has been processed at $2,100 per unit or $218,400.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property were $1,250 per unit in 2008, $895 per unit in 2009, $405 per unit
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 29

in 2010 and are budgeted at $321 per unit in 2011. The IREM survey did not report a marketing expense. The large decrease between 2008 and 2010 is attributed to the completion of the renovation and extra marketing efforts needed to bolster occupancy. Based on the historical data and the subject’s current occupancy, the budget appears reasonable and has been rounded to $325 per unit or $33,800 annually.

Administration/Office	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies equipment rental, computers, etc. The administrative expenses at the subject property were $620 per unit in 2008, $557 per unit in 2009, $479 per unit in 2010 and are budgeted at $635 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $954 per unit, above the historical and budgeted amounts, however, some of this expense may be considered part of the payroll expense. Based on the historical and budgeted data, an administrative expense of $635 per unit or $66,040 is processed.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 3.0 and 5.0 percent of collections. Based on historical operating statements under review, the subject property was managed for a fee that is equivalent to approximately 5.0 percent of collected income at the high end of the market range. Management fees of 5.0 percent of the effective gross income has been processed in this analysis.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property were $355 per unit in 2008, $274 per unit in 2009, $297 per unit in 2010 and are budgeted at $298 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $178 per unit, below the historical and budgeted amounts. Based on the historical data, the budgeted insurance expense has been rounded to $300 per unit or $31,200 annually.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $180,064.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.

Reserves for replacement for a property of this vintage typically range from $200 to $300 per unit. In order to remain competitive, a reserve of $250 per unit is forecast. This amounts to $26,000.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 30

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $849,618, or $8,169 per unit. The indicated operating expense ratio is 56.9 percent when including reserves and 55.2 percent without reserves. The IREM survey indicated total operating expenses below the projected amounts; however, based on the historical data, these expenses are considered reasonable and have been processed.

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
STABILIZED PRO FORMA

Appraised Fiscal Year-ending	5/31/2012

	Total	Per Unit	Percent
INCOME			% of GPI

Gross Rent Potential (Market Rent)	$1,557,000	$14,971	100.0%
Loss to Lease	$(46,710)	$(449)	-3.0%
Concessions	$(62,280)	$(599)	-4.0%
Vacancy/Credit/Non-revenue Units	$(77,850)	$(749)	-5.0%

Net Rental Income (NRI)	$1,370,160	$13,175	88.0%
Administrative Units	$(15,000)	$(144)	0.0%
Other Income	$138,320	$1,330	8.9%

Total Property Income (EGI)	$1,493,480	$14,360	95.9%

EXPENSES			% of EGI

Utilities	$132,600	$1,275	8.9%
Maintenance & Repairs	$86,840	$835	5.8%
Payroll	$218,400	$2,100	14.6%
Marketing	$33,800	$325	2.3%
Administration/Office	$66,040	$635	4.4%
Management Fee	$74,674	$718	5.0%
Insurance	$31,200	$300	3.0%
Real Estate Taxes	$180,064	$1,731	12.1%
Reserves	$26,000	$250	1.7%

TOTAL EXPENSES	$849,618	$8,169	56.9%

NET OPERATING INCOME	$643,862	$6,191	43.1%

Derivation Of Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	The following table summarizes 11 sales of garden apartment complexes in the Seattle market that closed between June 2010 and May 2011. The overall capitalization rates range from 4.6 to 6.8 percent. The low end of the range is a June 2010 sale of 26 unit property in Bellevue, this sale has an additional 25 units that can be constructed. This data is directly supportive of the range indicated by the PwC Investor Survey for apartments in the Pacific Region.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 31
SEATTLE AREA CAPITALIZATION RATES

Property Name	Date of Sale	Year Built	Number of Units	Overall Rate

Patagonia Village	5/13/2011	1989	42	5.0%
Beardslee Cove Apartments	4/29/2011	1986	90	5.6%
Creekside Apartments	3/31/2011	1967	63	5.3%
Sunset Vista Apartments	1/31/2011	1967	124	5.5%
Sound Crest Apartments	12/30/2010	1979	24	5.2%
The Aspens at Ridgeview	12/21/2010	2010	168	6.0%
Pyramid Pointe	12/17/2010	1966	104	6.3%
Fairway Lanai	10/29/2010	1968	43	5.5%
Royal Arms Villa	9/30/2010	1968	23	6.5%
Springfield	8/13/2010	1986	64	6.8%
Willowbrook Apartments	6/30/2010	1958	26	4.6%

The capitalization rates produced by these sales are a reliable indication as to an appropriate rate for the subject property. The surveyed rates in the influencing market range from 4.6 to 6.8 percent. The four most recent sales illustrate overall rates of 5.0 to 5.6 percent. The most similar size and recent sales illustrate OARs of 5.5 to 5.6 percent. The subject property would likely trade within this range.

Investor Surveys	According to the PwC Real Estate Investor Survey, First Quarter 2011 rates for apartments reported by survey participants active in the market presently range as shown.
PACIFIC REGION APARTMENT MARKET SURVEY

Overall Capitalization Rate	4.00% - 7.50%	Range
	5.85%	Average
Annual Rent Growth Rate	0.00% - 5.00%	Range
	1.92%	Average
Annual Expense Growth Rate	2.00% - 3.00%	Range
	2.71%	Average

Source: PwC Real Estate Investor Survey, First Quarter 2011

As indicated below, overall rates in the National Apartment Market began to increase in the Third Quarter 2008 and continued this trend through the Fourth Quarter of 2009. However, during 2010 and the First Quarter of 2011, average overall rates have decreased by an average of 34.8 basis points per quarter. This data seems to support the overall perception that multi-family housing has passed its nadir and is attracting significant investor interest resulting in appreciation over 2009 levels.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 32
OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change
1Q11	6.29%	-22
4Q10	6.51%	-61
3Q10	7.12%	-56
2Q10	7.68%	-17
1Q10	7.85%	-18
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8

Source: PwC Real Estate Investor Survey

Conclusion of OAR	The subject is a good quality apartment complex situated in an established residential neighborhood with good access. The property is proximate to employment centers, shopping and neighborhood support facilities. The subject has unit sizes that reflect market parameters. The amenity package is considered below average when compared to properties in the competitive market. Subsequent to completion of renovations in 2008, the subject property has leased up in difficult economic times and has achieved a stabilized occupancy of 100.0 percent based on the submitted rent roll.

An OAR ranging of 4.6 to 6.8 percent was indicated from comparable sales with the most similar properties suggesting an overall rate between 5.0 and 5.6 percent. The PwC survey indicates an average rate for the national apartment market of 6.29 percent and an average rate for the pacific region apartment market of 5.85 percent. The most recent PwC survey data is from the First Quarter 2011. The date of value is nearly one full quarter removed from this survey. Given the significant declines in return requirements documented in the survey over the last four quarters, further rate reductions would be expected. The subject property is a better than average property and should trade at an overall rate below the survey averages. In consideration of the preceding data, with primary emphasis placed on the rates extracted from sales data, a rate of 5.5 percent has been processed.

VALUE BY DIRECT CAPITALIZATION

Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 33

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus the market value of the leased fee interest is calculated as follows:
$643,862 ÷ 5.5% = $11,706,582

Direct Capitalization Value
Conclusion	The Market Value of the Leased Fee Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of June 1, 2011, is rounded to:
ELEVEN MILLION SEVEN HUNDRED THOUSAND DOLLARS
($11,700,000)
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 34
SALES COMPARISON APPROACH

VALUATION METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:
1.	Research the market for recent sales transactions, listings, and offers to purchase or sell of properties similar to the subject property.

2.	Select a relevant unit of comparison and develop a comparative analysis.

3.	Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.

4.	Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF COMPARABLE SALES
To estimate the property value by the sales comparison approach, comparable sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location have been analyzed. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the table below and plotted on the following map, range in price from $91,992 to $169,889 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 35
PRESENTATION OF COMPARABLE SALES DATA

Sale No.	Subject	1	2	3	4
Name	Cedar Rim Apartments	Creekside Apartments	The Aspens @ Ridgeview	Del Mar Village Apartments	Springfield
Location	7920 110th Ave SE	220 Newport Way	20453 Orillia Road	12824 SE 69th Way	18414 108th Ave SE
	Newcastle, WA	Issaquah, WA	Kent, WA	Newcastle, WA	Renton, WA
Grantor		Creekside Alliance Investments LLC	Ridgeview Apartments LLC	Delmar Village Enterprises LLC	Springfield, LLC
Grantee		Mitsumaru Estate Company LTD	Aspens Ridgeview LLC	Del Mar Apartments LLC	Reinvest Springfield, LLC
Sales Price		$7,206,100	$28,541,400	$3,046,500	$5,887,500
Sale Date		3/31/2011	12/21/2010	12/17/2010	8/13/2010
Year Built	1981	1967	2010	1983	1986
No. of Units	104	63	168	30	64
Net Rentable Area (SF)	109,824	61,460	161,610	30,890	54,240
Avg. Unit Size (SF)	1,056	976	962	1,030	848
Occuapncy	98.1%	97.0%	95.0%	N/A	93.0%
Price/SF		$117.25	$176.61	$98.62	$108.55
Price/Unit		$114,383	$169,889	$101,550	$91,992
Net Income		$381,923	$1,712,484	N/A	$397,406
NOI/SF		$6.21	$10.60	N/A	$7.33
NOI/Unit		$6,062	$10,193	N/A	$6,209
Cap Rate (OAR)		5.30%	6.00%	N/A	6.75%
EGIM		N/A	N/A	N/A	N/A
Expense Ratio (OER)		N/A	N/A	N/A	N/A
COMPARABLE SALES MAP
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 36

ANALYSIS OF SALES	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100 percent transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately
After Sale	Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The comparable sales occurred between August 2010 and March 2011. Although overall rates continue to drop, these rate declines have been offset somewhat by rental rate reductions and expense inflation. Accordingly, only moderate appreciation is noted. As all of the sales occurred in the second half or 2010 or the First Quarter of 2011, no adjustments for market conditions have been processed.

Location	An adjustment for location is appropriate when the location characteristics of a comparable property are different from those of the subject. Adjustments have been made on an individual basis.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. Typically significantly larger complexes trade for less on a per unit basis. Adjustments to the comparables have been applied on an individual basis.

Average Unit Size	The unit of comparison is processed herein is price per unit. The subject has an average unit size of 1,056 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 37

Amenities	The subject offers a limited amenity package consisting of a hot tub and barbeque area. Adjustments for amenities have been made on an individual basis to account for amenities offered.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. The subject’s average market rent is $1,248 per unit per month. Adjustments to the comparables have been made on an individual basis.

The following is a brief description of the relevant building sales considered pertinent in the valuation of the subject property.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 38
Comparable Sale No. 1

Property Name:	Creekside Apartments
Location:	220 Newport Way SW
Neighborhood:	Issaquah, WA
Parcel ID:	3324069468
Date of Sale:	March 31, 2011
Grantor:	Creekside Alliance Investments LLC
Grantee:	Mitsumaru Estate Company LTD
Consideration:	$7,206,100
Number of Units:	63
Size (Sq. Ft.):	61,460 square feet
Occupancy:	97.0%
Price per Unit:	$114,383 per unit
Price per Square Foot:	$117.25 per square foot
OAR:	5.3%

Analysis:	No adjustment for market conditions has been processed. The comparable is located in Issaquah, which is considered a similar location to that of the subject and accordingly no adjustment has been applied for location. Age, condition and quality are considered inferior to the subject, requiring a slight upward adjustment. The number of units at this comparable is considered similar and no complex size adjustment has been processed. This comparable’s average unit size is 976 square feet which is considered similar to the subject’s average unit size of 1,056 square feet and therefore no adjustment has been applied for average unit size. This complex has a pool; therefore, amenities at the comparable are considered superior and a slight downward adjustment has been applied. The average rent for this comparable is $912 per unit per month. The subject’s average rent is $1,248, superior to the comparable and a moderate upward adjustment has been processed for economics. Overall, a moderate upward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 39
Comparable Sale No. 2

Property Name:	The Aspens at Ridgeview
Location:	20453 Orillia Road
Neighborhood:	Kent, WA
Parcel ID:	0322049103, 0322049053 & 1022049044
Date of Sale:	December 21, 2010
Grantor:	Ridgeview Apartments LLC
Grantee:	Aspens Ridgeview LLC
Consideration:	$28,541,400
Number of Units:	168
Size (Sq. Ft.):	161,610 square feet
Occupancy:	95.0%
Price per Unit:	$169,889 per unit
Price per Square Foot:	$176.61 per square foot
OAR:	6.0%

Analysis:	No adjustment for market conditions has been processed. The comparable is located in Kent, which is considered an inferior location to that of the subject and accordingly a slight upward adjustment has been applied for location. Age, condition and quality are considered superior as the comparable was recently completed requiring a significant downward adjustment. The number of units at this comparable is considered similar and no complex size adjustment has been processed. This comparable’s average unit size is 962 square feet which is considered similar to the subject’s average unit size of 1,056 square feet and therefore no adjustment has been applied for average unit size. The primary amenity at the comparable is garages; therefore, amenities at the comparable are considered similar and no adjustment has been applied. The average rent for this comparable is $1,327 per unit per month. The subject’s average rent is $1,248, inferior to the comparable and a slight downward adjustment has been processed for economics. Overall, a significant downward adjustment to the market adjusted unit price is warranted.

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 40

Comparable Sale No. 3

Property Name:	Del Mar Village Apartments
Location:	12824 SE 69th Way
Neighborhood:	Newcastle, WA
Parcel ID:	2824059136
Date of Sale:	December 17, 2010
Grantor:	Delmar Village Enterprises LLC
Grantee:	Del Mar Apartments LLC
Consideration:	$3,046,500
Number of Units:	30
Size (Sq. Ft.):	30,890 square feet
Occupancy:	N/A
Price per Unit:	$101,550 per unit
Price per Square Foot:	$98.62 per square foot
OAR:	N/A

Analysis:	No adjustment for market conditions has been processed. The comparable is located in a slightly inferior section of Newcastle and a slight upward adjustment was applied for location. Age, condition and quality are considered inferior to the subject, requiring a slight upward adjustment. This complex has 30 units, as smaller properties typically trade at a higher price per unit a slight downward adjustment is required for complex size. This comparable’s average unit size is 1,030 square feet which is considered similar to the subject’s average unit size of 1,056 square feet and therefore no adjustment has been applied for average unit size. The comparable does not offer amenities, which is inferior to the subject and a slight upward adjustment has been applied. The average rent for this comparable was not reported; therefore, no adjustment has been processed for economics. Overall, a moderate upward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 41

Comparable Sale No. 4

Property Name:	Springfield
Location:	18414 108th Avenue SE
Neighborhood:	Renton, WA
Parcel ID:	3223059082
Date of Sale:	August 13, 2010
Grantor:	Springfield, LLC
Grantee:	Reinvest Springfield, LLC
Consideration:	$5,887,500
Number of Units:	64
Size (Sq. Ft.):	54,240 square feet
Occupancy:	93.0%
Price per Unit:	$91,992 per unit
Price per Square Foot:	$108.55 per square foot
OAR:	6.75%

Analysis:	No adjustment for market conditions has been processed. The comparable is located in Renton, which is considered inferior to the subject and accordingly a slight upward adjustment has been applied for location. Age, condition and quality are considered inferior to the subject, requiring a slight upward adjustment. The number of units at this comparable is considered similar and no complex size adjustment has been processed. This comparable’s average unit size is 848 square feet which is considered inferior to the subject’s average unit size of 1,056 square feet and therefore a slight upward adjustment has been applied for average unit size. This complex has a pool; therefore, amenities at the comparable are considered superior and a slight downward adjustment has been applied. The average rent for this comparable is $971 per unit per month. The subject’s average rent is $1,248, superior to the comparable and a moderate upward adjustment has been processed for economics. Overall, a significant upward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 42
COMPARABLE SALES ADJUSTMENT GRID

Sale No.	Subject	1	2	3	4
Name	Cedar Rim Apartments	Creekside Apartments	The Aspens @ Ridgeview	Del Mar Village Apartments	Springfield
Address	7920 110th Ave SE	220 Newport Way	20453 Orillia Road	12824 SE 69th Way	18414 108th Ave SE
	Newcastle, WA	Issaquah, WA	Kent, WA	Newcastle, WA	Renton, WA
Sale Date		3/31/2011	12/21/2010	12/17/2010	8/13/2010

Price per Unit		$114,383	$169,889	$101,550	$91,992

ADJUSTMENTS
Financing Adjustment		$0	$0	$0	$0

Adjusted for Financing per Unit		$114,383	$169,889	$101,550	$91,992
Conditions of Sale Adjustment		$0	$0	$0	$0

Adjusted for Special Conditions		$114,383	$169,889	$101,550	$91,992
Time		0.0%	0.0%	0.0%	0.0%

Time Adjusted Price per Unit		$114,383	$169,889	$101,550	$91,992

Location		0%	5%	5%	5%
Age/Condition/Quality		5%	-25%	5%	5%
Complex Size		0%	0%	-5%	0%
Average Unit Size		0%	0%	0%	5%
Amenities		-5%	0%	5%	-5%
Economics		10%	-5%	0%	10%

Total Adjustments (%)		10%	-25%	10%	20%

Adjusted Price per Unit		$125,821	$127,417	$111,705	$110,390

VALUE CONCLUSION	After analysis and adjustments, a value range of $110,390 to $127,417 per unit is indicated. Greatest reliance is given to Sales No. 1 and 3 as they required the least aggregate and net adjustments. Sale No. 3 is also the most proximate to the subject. These sales indicated a value between $111,705 and $125,821 per unit. Accordingly, a unit value of $115,000 per unit is concluded for the subject property.

104 units x $115,000 per unit = $11,960,000

Accordingly, the Market Value of the Leased Fee interest in the subject property as of June 1, 2011, free and clear of financing, via the Sales Comparison Approach, is rounded to:
TWELVE MILLION DOLLARS
($12,000,000)
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Page 43
RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the leased fee interest in the subject property, free and clear of financing. The date of value is June 1, 2011. The indicated market value estimates for the real property interest appraised are:

Income Capitalization Approach	$11,700,000
Sales Comparison Approach	$12,000,000

Income Approach	The Income Capitalization Approach seeks to view the subject property’s value from the perspective of the typical investor. This approach reflects the relationship between the income a property is capable of generating and its true value in the marketplace. Typical investors judge the value of a property based upon the quality and quantity of the income generated, as well as the likely impact of market conditions on future income generation. The Income Capitalization Approach, by considering these factors provides a good measure of value for this type of property and has been utilized as the primary approach in concluding to value.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Market research revealed adequate sales of properties that are considered comparable to the subject property. The value conclusion derived via this approach is considered directly supportive of that concluded via the Income Approach.

The Cost Approach	The Cost Approach was excluded from the scope of this assignment.

Conclusions	Both the Income Capitalization and Sales Comparison Approaches to value have been processed and suggest a market value between $11,700,000 and $12,000,000. Each approach has merit and similar limitations. As noted above, greatest reliance has been placed on the Income Capitalization Approach. Based on the data, analyses and conclusions contained within this appraisal report, the Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of June 1, 2011 is:
ELEVEN MILLION SEVEN HUNDRED THOUSAND DOLLARS
($11,700,000)
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
ADDENDA
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Interior

Interior

Interior

Interior

Interior

Interior

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Interior

Washer/Dryer

Barbeque Area

Hot Tub

Balcony

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
SUBMITTED INFORMATION
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Report Name: P_OS_BudDet_Stnd Application: _FinRep	Standard Property Operating Statement Budget Detail	User: DMcclure
Run Date: January 25, 2011 10:11:09	Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT — No Dept
Prop005763 — Cedar Rim
For the 12 Months January — December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
INCOME
p500000 - Market Rent	131,472	131,137	131,530	126,590	127,007	127,169	127,607	128,047	129,914	129,788	130,813	131,833	1,552,908

Non-Subsidized Rental Income	131,472	131,137	131,530	126,590	127,007	127,169	127,607	128,047	129,914	129,788	130,813	131,833	1,552,908

Gross Potential Rent	131,472	131,137	131,530	126,590	127,007	127,169	127,607	128,047	129,914	129,788	130,813	131,833	1,552,908

p522000 - Vacancy Loss	(6,574)	(5,901)	(5,919)	(5,697)	(5,080)	(5,087)	(4,211)	(4,225)	(4,287)	(4,283)	(5,233)	(5,273)	(61,770)

Vacancy Loss	(6,574)	(5,901)	(5,919)	(5,697)	(5,080)	(5,087)	(4,211)	(4,225)	(4,287)	(4,283)	(5,233)	(5,273)	(61,770)

Rental Losses	(6,574)	(5,901)	(5,919)	(5,697)	(5,080)	(5,087)	(4,211)	(4,225)	(4,287)	(4,283)	(5,233)	(5,273)	(61,770)

Net Rental Income	124,898	125,236	125,611	120,894	121,927	122,082	123,396	123,822	125,627	125,505	125,580	126,560	1,491,138

p592001 - Late Charges	786	489	456	640	611	562	703	676	642	659	580	546	7,350

Late Charges	786	489	456	640	611	562	703	676	642	659	530	546	7,350
p599004 - Lease Cancellation Fees	1,715	1,488	1,142	1,756	1,834	1,511	1,381	1,687	1,425	1,805	1,588	1,714	19,046
p599014 - Contra Lease Cancellation Fees	(537)	(466)	(358)	(550)	(575)	(474)	(433)	(529)	(447)	(566)	(498)	(537)	(5,969)

Lease Cancellation Fees	1,177	1,022	784	1,206	1,259	1,037	948	1,158	978	1,239	1,090	1,177	13,077
p500005 - Month to Month Fee	12	129	153	224	219	181	151	105	90	68	27	12	1,371
p517000 - Parking Income	678	678	678	678	678	678	678	678	678	678	678	678	3,131
p592002 - Nsf Charges	122	67	201	(73)	65	68	70	101	78	72	37	82	950
p592007- Transfer Fee	31	22	21	24	22	25	21	27	24	30	45	16	309
p592010 - Non Refundable Admin Fees	347	418	413	452	518	737	772	887	561	408	383	300	6,200
p593000 - Cleaning & Damage Fees	264	661	661	1,064	1,196	932	1,330	669	1,461	1,064	801	801	10,904
p593002 - Pet Damage Charges	78	150	149	213	265	167	219	238	189	119	154	68	2,009
p593003 - Contra Cleaning and Damage	(221)	(555)	(555)	(789)	(900)	(679)	(1,012)	(457)	(1,123)	(789)	(568)	(568)	(8,216)
p599003 - Non-refundable Pet Fees	286	286	286	286	286	286	286	286	286	286	286	286	3,429
p599005 - Application Fees	340	642	491	868	377	453	491	340	151	604	151	151	5,058
p599013 - Monthly Pet Rent	577	600	639	656	658	666	684	713	737	549	550	564	7,592
p599026 - Renters Insurance Service Fee	42	48	60	109	85	73	109	60	91	42	30	18	768
p625007 - Resident Relations Concessions	(778)	(778)	(778)	(778)	(778)	(778)	(778)	(778)	(778)	(778)	(778)	(778)	(9,333)

Other Misc Income	1,777	2,368	2,418	2,933	2,692	2,808	3,020	2,867	2,446	2,353	1,859	1,629	29,170

Miscellaneous Income	3,740	3,879	3,658	4,779	4,562	4,407	4,671	4,701	4,066	4,251	3,529	3,352	49,597
p590509 - Resident Util Pymts: Water/Swr	5,016	5,523	6,144	4,925	5,755	7,423	6,599	6,894	9,984	7,126	7,318	10,637	83,343
p590513 - Resident Util Pymts: Trash	483	483	483	483	483	483	483	483	433	483	483	483	5,799
p590514 - Resident Util Pymnts: Misc	425	468	521	417	488	629	559	584	846	604	620	902	7,064
p590530 - Resid Util Pymts: Accr Adjs	0	0	(397)	0	0	2,640	0	0	(2,221)	0	0	(22)	0

Utility Reimbursement	5,924	6,474	6,751	5,826	6,726	11,175	7,641	7,962	9,092	8,213	8,421	12,000	96,206
p591008 - AS-Local Telephone	0	217	0	0	217	0	0	217	0	0	217	0	867
p591015 - Other Ancillary Programs	6	6	6	6	6	8	6	6	6	6	6	6	77
p599006 - Individual Washer/Dryer Income	20	20	20	20	20	20	0	0	0	0	0	0	120

Ancillary Services Income	26	243	26	26	243	26	6	223	6	6	223	6	1,063

Other Rental Income	9,691	10,596	10,436	10,632	11,531	15,609	12,319	12,886	13,165	12,471	12,173	15,359	146,866

p637000 - Bad Debt Expense	(700)	(706)	(707)	(684)	(694)	(716)	(706)	(711)	(722)	(717)	(716)	(738)	(8,518)

Bad Debt Expense	(700)	(706)	(707)	(684)	(694)	(716)	(706)	(711)	(722)	(717)	(716)	(738)	(8,518)

Effective Gross Income	133,889	135,125	135,340	130,842	132,764	136,975	135,009	135,997	138,070	137,258	137,037	141,181	1,629,487

OPERATING EXPENSES
p633000 - Salaries — Manager	4,112	3,714	4,112	4,019	4,153	4,019	4,230	4,230	4,093	4,188	4,053	4,188	49,111

Salaries - Managers	4,112	3,714	4,112	4,019	4,153	4,019	4,230	4,230	4,093	4,188	4,053	4,188	49,111
p654000 - Salaries — Maintenance	6,673	6,027	6,673	6,647	6,869	6,647	6,996	6,996	6,770	6,796	6,577	6,796	80,466
p659500 - Outsourced Services	153	163	165	151	152	170	152	155	169	153	148	162	1,893
p659800 - Payroll Adjustment	(433)	(433)	(433)	(439)	(439)	(439)	(439)	(439)	(439)	(439)	(439)	(439)	(5,248)

Salaries Other	6,392	5,756	6,404	6,360	6,532	6,379	6,709	6,712	6,501	6,510	6,286	6,520	77,111

Salaries	10,504	9,470	10,516	10,379	10,735	10,393	10,939	10,942	10,594	10,698	10,339	10,708	126,222
p612501 - Employee Benefits	204	0	0	0	0	0	0	0	0	0	0	0	204
p659814 - Payroll Tax Expense Adj	(45)	(45)	(45)	(46)	(46)	(46)	(46)	(46)	(46)	(46)	(46)	(46)	(546)
p671100 - Payroll Taxes	1,520	1,363	1,204	1,179	1,218	1,179	1,240	1,240	1,200	1,030	965	997	14,335
p671101 - Office Payroll Tax	290	0	0	290	0	0	290	0	0	290	0	0	1,161
p672200 - Workers Compensation	518	468	518	512	529	512	539	539	522	528	511	528	6,225
KTR Real Estate Advisors, LLC

Cedar Rim Apartments Newcastle, Washington	June 8, 2011 Addenda

Report Name: P_OS_BudDet_Stnd Application: _FinRep RunDate: January 26, 2011 10:11:09	Standard Property Operating Statement Budget Detail Scenario: Budget Ledger: Actual Ledger Entity Entity Dept: NODEPT — No Dept Prop005763 — Cedar Rim For the 12 Months January — December Y2011	User: Dmoolure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p672300 - Health Ins. & Oth Benefits	2,091	2,068	2,091	2,088	2,096	2,086	2,100	2,100	2,092	2,095	2,087	2,095	25,090
p672301 - Benefits Expense Adjustment	(59)	(59)	(59)	(59)	(59)	(59)	(59)	(59)	(59)	(59)	(59)	(59)	(708)

Payroll Taxes & Benefits - Property	4,520	3,795	3,709	3,964	3,738	3,674	4,065	3,775	3,709	3,837	3,458	3,515	45,760
p627700 - Leasing Comrn - Amortizable	386	387	388	374	377	378	382	383	389	388	388	391	4,611

Leasing Commissions Comp	386	387	388	374	377	378	382	383	389	388	388	391	4,611
p831001 - Ranking Bonus	1,348	1,217	1,348	1,331	1,375	1,331	1,401	1,401	1,356	1,373	1,328	1,373	16,182
p831002 - Ranking Bonus - Adjust	(571)	(515)	(571)	(564)	(582)	(564)	(593)	(593)	(574)	(581)	(562)	(581)	(6,850)

Bonus -Property	777	702	777	768	793	768	808	808	782	792	766	792	9,332
p659900 - Repairs Payroll Capitalized	(932)	(827)	(875)	(860)	(868)	(848)	(893)	(880)	(860)	(890)	(854)	(876)	(10,463)

Capitalized Payroll - Property	(932)	(827)	(875)	(860)	(868)	(848)	(893)	(880)	(860)	(890)	(854)	(876)	(10,463)
p627600 - Quarterly Special Incentive	73	82	79	68	68	79	69	69	80	69	69	81	888
p633100 - Employee Apartments	3,150	3,150	3,150	3,150	3,150	3,150	3,150	3,150	3,150	3,150	3,150	3,150	37,800

Other Personnel Costs - Property	3,223	3,232	3,229	3,218	3,218	3,229	3,219	3,219	3,230	3,219	3,219	3,231	38,688

Payroll Expense	18,479	16,760	17,745	17,842	17,994	17,597	18,520	18,247	17,843	18,045	17,317	17,761	214,151

Personnel Exp - Property	18,479	16,760	17,745	17,842	17,994	17,597	18,520	18,247	17,843	18,045	17,317	17,761	214,151

p645203 - Gas - List Bills	1,527	1,644	1,580	1,347	1,586	1,294	1,191	970	771	290	1,277	1,321	15,797

Utilities - Gas	1,527	1,644	1,580	1,347	1,586	1,294	1,191	970	771	1,290	1,277	1,321	15,797
p645001 - Electricity - Vacant	661	1,389	653	658	741	414	646	359	734	1,184	1,056	1,021	9,514
p645003 - Etectricity - List Bills	723	713	608	422	669	634	868	532	928	691	672	723	8,181

Utilities - Elec	1,383	2,101	1,261	1,079	1,409	1,048	1,514	891	1,661	1,874	1,728	1,745	17,695
p645100 - Water	2,199	2,088	2,133	2,003	2,175	2,510	2,898	2,786	2,981	2,345	2,283	2,207	28,614
p645300 - Sewer	4,819	5,212	5,280	5,202	4,104	6,561	5,488	5,606	5,582	5,723	5,723	5,723	65,024

Utilities - Water/Sewer	7,018	7,300	7,413	7,210	6,279	9,071	8,386	8,392	8,562	3,068	8,007	7,930	93,637
p647001 - Utility Processing Fees	375	381	400	393	387	405	394	(137)	377	361	361	361	4,058
p649000 - Misc Utility Charges	115	135	126	111	139	83	111	73	98	144	144	144	1,421

Utilities - Other	490	515	526	503	526	488	505	(64)	475	505	505	505	5,480

Utilities Expenses	10,418	11,561	10,780	10,140	9,800	11,901	11,596	10,189	11,469	11,738	11,517	11,501	132,609

p626003 - Appliance Rental Expanse	0	0	0	(84)	(84)	(84)	(84)	(84)	(84)	(84)	(84)	(84)	(758)
p646000 - Contract Cable TV	77	77	77	77	77	77	77	77	77	77	77	77	918
p651900 - Contract Exterminating	206	206	206	206	206	206	206	206	206	206	206	206	2,475
p652500 - Contract Trash Removal	999	999	999	999	999	999	999	999	999	999	999	999	11,990
p653004 - Contract Alarm System	132	132	132	132	132	132	132	132	132	132	132	132	1,589
p653700 - Contract Yards And Grounds	1,904	1,904	1,904	1,904	1,904	1,904	1,904	1,904	1,904	1,904	1,904	1,904	22,845
p654200 - Contract Repairs	92	92	92	92	92	92	92	92	92	92	92	92	1,108
p654402 - Plumbing Contract	127	127	127	127	127	127	127	127	127	127	127	127	1,528
p654703 - Spa-Contract & Cleaning	42	42	42	42	42	42	42	42	42	42	42	42	507
p669900 - Other Contracts	235	235	235	235	235	235	235	235	235	235	235	235	2,814

Contract Services	3,814	3,814	3,814	3,730	3,730	3,730	3,730	3,730	3,730	3,730	3,730	3,730	45,015

p651700 - Contract Cleaning	306	765	765	918	1,071	765	1,224	459	918	765	612	459	9,028
p65G002 - Contract Carpet Cleaning & Dye	170	424	424	508	593	424	678	254	508	424	339	254	5,000
p656003 - Contract Painting-Interior	214	535	535	641	748	535	855	321	641	535	428	321	6,307
p656099 - Decorating - Contract Other	7	7	3	0	0	0	1	1	1	1	1	1	24
p656101 - Drapery/Miniblinds Repairs	8	21	21	25	29	21	34	13	39	25	17	17	270
p656102 - Painting Supplies	106	265	265	318	371	265	424	159	318	265	212	159	3,129

Turnover Expense	811	2,017	2,013	2,412	2,814	2,010	3,216	1,206	2,425	2,015	1,609	1,211	23,758

p651500 - Cleaning Supplies	162	162	162	162	162	162	162	162	162	162	162	162	1,938
p653600 - Landscaping Supplies	0	450	0	0	650	0	0	450	0	200	450	0	2,200
p654101 - Etectrical Supplies	52	52	52	52	52	52	52	52	52	52	52	52	621
p654102- Plumbing Supplies	101	101	101	101	101	101	101	101	101	101	101	101	1,214
p654103 - Appliance Parts	150	150	150	150	150	150	150	150	150	150	150	150	1,796

Repairs & Maint - Supplies	464	914	464	464	1,114	464	464	914	464	664	914	464	7,770
p632924 - Recreation Equipment Maint	10	10	10	10	10	10	10	10	10	10	10	10	123
p654601 - Hvac Parts & Supplies	35	35	35	35	35	35	35	35	35	35	35	35	414
p657000 - Equipment/Vehicle Expense	29	29	29	29	29	29	29	29	29	29	29	29	353
p559001 - Fire Protection Equip Maint	15	15	15	15	15	15	15	15	15	15	15	15	180

Repairs & Maint - Equipment	89	89	89	89	89	89	89	89	89	89	89	89	1,070
p654100 - Repairs/Maint Materials	91	91	91	91	91	91	91	91	01	91	91	91	1,086
KTR Real Estate Advisors, LLC

Cedar Rim Apartments Newcastle, Washington	June 8, 2011 Addenda

Report Name: P_OS_BudDet_Stnd	Standard Property Operating Statement Budget Detail	User DMcclure
Application: _FinRep	Scenario: Budget Ledger: Actual Ledger
Run Date: January 25, 2011 10:11:09	Entity: Entity Dept: NODEPT — No Dept
Prop005763 — Cedar Rim
For the 12 Months January — December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p654199 - Other Maintenance Materials	185	185	185	185	185	185	185	185	185	185	185	185	2,223

Repairs & Maint - Materials	276	276	276	276	276	275	276	276	276	276	276	275	3,309
p654205 - Interior Building Improvements	34	34	34	34	34	34	34	34	34	34	34	34	407
p654206 - Extenor Building Improvements	26	26	26	26	26	26	26	26	26	26	26	26	316
p656000 - Parking Lot Cleaning & Maint	16	16	16	16	16	16	16	16	16	16	16	16	192

Repairs & Maint - Building	76	76	76	76	76	76	76	76	75	76	76	76	915
p654125 - Water Extraction	2	2	2	2	2	2	2	2	2	2	2	2	24
p612800 - Irrigation Maint	10	10	10	10	10	10	10	10	10	10	10	10	121
p651800 - Recoverable Expenses	2	2	2	2	2	2	2	2	2	2	2	2	30
p652300 - Gas/Oil/Mileage	6	6	6	6	6	6	6	6	6	6	6	6	69
p652501 - Dumpster Expense	9	9	9	9	9	9	9	9	9	9	9	9	104
p654105 - Plumbing Fixtures/Repairs	35	35	35	35	35	35	35	35	35	35	35	35	420
p654109 - Window Replacement	2	2	2	2	2	2	2	2	2	2	2	2	24
p654120 - Keys and Lochs	60	60	60	60	60	60	60	60	60	60	60	60	725
p654201 - Roof Repairs	1	1	1	1	1	1	1	1	1	1	1	1	13
p654209 - Sewer Repairs	11	11	11	11	11	11	11	11	11	11	11	11	133
p654801 - Housekeeping Expense	4	4	4	4	4	4	4	4	4	4	4	4	48
p654903 - Doors	4	4	4	4	4	4	4	4	4	4	4	4	50
p655200 - R&M Rebate - MRO	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(360)
p655201 - R&M Rebate - Other	0	0	0	0	0	0	0	0	0	0	0	0	1
p656005 - Light Bulbs	93	93	93	93	93	93	93	93	93	93	93	93	1,116
p656300 - Misc.	5	5	5	5	5	5	5	5	5	5	5	5	54

Repairs & Maint - Other	214	214	214	214	214	214	214	214	214	214	214	214	2,573
p654115 - Spa-Arnenities	33	33	33	33	33	33	33	33	33	33	33	33	398
p654700 - Pool Expense	62	62	62	62	62	62	62	62	62	62	62	62	746
p654704 - Spa-Repairs & Maintenance	34	34	34	34	34	34	34	34	34	34	34	34	404

Repairs & Maint -Spa	129	129	129	129	129	129	129	129	129	129	129	129	1,548

Repairs & Maintenance	1,249	1,699	1,249	1,249	1,899	1,249	1,249	1,699	1,249	1,449	1,699	1,249	17,185
p615600 - Fire Protection	0	700	0	0	0	0	0	0	0	0	0	0	700

Common Area Expense	0	700	0	0	0	0	0	0	0	0	0	0	700
p621020 - National Web Advertising	1,194	1,194	1,194	1,194	1,194	1,194	1,194	1,194	1,194	1,194	1,194	1,194	14,333
p621021 - AIMCO Web) Site	207	215	225	178	178	217	197	197	218	181	212	209	2,434
p621025 - Contact Center Web Sales	268	268	268	268	268	268	268	268	268	268	268	268	3,213

MKts - Advertising	1,669	1,678	1,687	1,640	1,640	1,679	1,659	1,659	1,681	1,643	1,674	1,671	19,980
p625001 - Referral Fees	25	25	25	25	25	25	25	25	25	25	25	25	299
p25008 - Resident Referral Concessions	63	63	63	63	63	63	63	63	63	63	63	63	750
p625010 - Resident Referral Amortization	94	94	94	94	94	94	94	94	94	94	94	94	1,125
p625012 - Referral Fee Amortization	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(154)
p25025 - Local Locator Fees	174	174	174	174	174	174	174	174	174	174	174	174	2,092

Mktg - Apart Brokers	343	343	343	343	343	343	343	343	343	343	343	343	4,112
p611100 - Marketing Phone Services	90	133	0	90	0	0	90	0	0	90	0	0	493
p621007 - Brochures — New Leases	0	1,046	0	0	0	128	0	0	0	100	0	0	1,273
p621011 - Flags/Banners	55	55	55	55	55	55	55	55	55	55	55	55	665
p621013 - Leasing Promotions	31	31	31	31	31	31	31	31	31	31	31	31	374
p625000 - Signage	8	8	8	1,308	8	8	8	8	8	8	8	8	1,400
p626001- Furniture — Models	21	21	21	21	21	21	21	21	21	21	21	21	248

MKtg - Point of Sale	206	1,294	116	1,506	116	243	206	116	116	306	116	116	4,453
p621015 - Resident Relations	253	253	253	253	253	253	253	253	253	253	253	253	3,036
p625101 - Resident Functions	148	148	148	148	148	148	148	148	148	148	148	148	1,781

Mktg - Retention	401	401	401	401	401	401	401	401	401	401	401	401	4,817

Marketing Expenses	2,619	3,716	2,547	3,890	2,499	2,666	2,609	2,519	2,540	2,693	2,534	2,531	33,362
p629002 - Phone Sales	706	638	705	656	724	787	747	723	726	627	607	657	8,303
p36000 - Wired Telco Services	643	643	643	643	643	643	643	643	643	643	643	643	7,722
Telephone Expense	1,349	1,282	1,349	1,299	1,367	1,431	1,391	1,366	1,369	1,271	1,251	1,300	16,024
p631100 - Office Supplies	354	354	354	354	354	354	354	354	354	354	354	354	4,250
p631101 - Office Equipment	46	46	46	46	46	46	46	49	46	46	46	46	555

Office Exp - Property	400	400	400	400	400	400	400	400	400	400	400	400	4,805
p631104 - Applicant Screening	259	259	259	259	259	259	259	259	259	259	259	259	3,103
p631108 - Credit Card Service Fees	93	93	93	93	93	93	93	93	93	93	93	93	1,119
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Report Name: P_ OS_ BudDet_Stnd Application: _FinRep Run Date: January 25, 2011 10:11:09	Standard Property Operating Statement Budget Detail Scenario: Budget Ledger: Actual Ledger Entity: Entity Dept: NODEPT — No Dept	User: DMcclure
Prop005763 - Cedar Rim
For the 12 Months January — December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
Credit Expense	352	352	352	352	352	352	352	352	352	352	352	352	4,222
p632500 - Professional Fees	98	98	98	98	98	98	98	98	98	98	98	98	1,173
p632800 - Administrative Support - Fees	25	28	28	24	24	27	24	24	28	24	24	28	308
p634000 - Legal Fees	189	189	439	189	189	439	189	189	439	189	189	439	3,263

Professional Fees	312	315	564	310	310	564	310	310	564	310	310	564	4,745
p639004 - Computer Maint & Supplies	150	280	280	280	295	295	880	880	880	880	880	880	6,860
p655007 - Compliance Fees	26	26	26	26	26	26	26	26	26	26	26	26	316

Computer Expense	176	306	306	306	322	322	907	907	907	907	907	907	7,176
p639011 - Training Materials	8	8	8	8	8	8	8	8	8	8	8	8	99
p639015 - Corporate L & OD Charges	108	108	108	108	108	108	108	108	108	108	108	108	1,300
p639020 - Meeting Costs	93	93	93	93	93	93	93	93	93	93	93	93	1,110
p639030 - Travel Costs - Training	348	536	536	528	528	528	528	528	528	528	528	528	6,174
p639031 - Travel Costs - Other	569	569	569	569	569	569	569	569	569	569	569	569	6,822

Training and Travel	1,126	1,314	1,314	1,306	1,306	1,306	1,306	1,306	1,306	1,306	1,306	1,306	15,505
p617104 - Radios/Pagers	73	73	73	73	73	73	73	73	73	73	73	73	870
p629001 - Dues And Subscriptions	17	17	17	17	17	17	17	17	17	17	17	17	200
p631102 - Bank Charges	106	106	106	106	106	106	106	106	106	106	106	106	1,275
p631105 - Uniforms	179	179	179	179	179	179	179	179	179	179	179	179	2,149
p631106 - Express Mail, Stamps	40	40	40	40	40	40	40	40	40	40	40	40	485
p632525 - H/R-Personnel Costs	72	48	145	289	289	289	241	241	241	193	193	169	2,410
p632918 - Answering Service	25	25	25	25	25	25	25	25	25	25	25	25	299
p639099 - Miscellaneous Administrative	70	70	70	70	70	70	70	70	70	70	70	70	840
p652400 - Plant Rental	391	391	391	391	391	391	391	391	391	391	391	391	4,694
p655100 - Residnt Pmt Platform	47	47	47	47	0	0	0	0	0	0	0	0	189
p655006 - Clbhse Equip/Suppl	10	10	10	10	10	10	10	10	10	10	10	10	119

Admin Exp -Other	1,030	1,006	1,103	1,247	1,200	1,200	1,152	1,152	1,152	1,104	1104	1,080	13,529

Admin Expenses	4,745	4,975	5,387	5,220	5,257	5,574	5,818	5,793	6,050	5,649	5,629	5,909	66,007

Controllable Operating Expenses	42,135	45,242	43,536	44,483	43,994	44,727	46,736	43,383	45,306	45,319	44,035	43,892	532,787

Controllable Net Op Inc	91,754	89,884	91,804	86,359	88,770	92,247	88,273	92,614	92,764	91,939	93,002	97,289	1,096,699

PROP OPS EXP - TAKES & INSURANCE
p671001 - Real Estate Taxes	14,595	14,595	14,595	14,595	14,595	14,595	14,595	14,595	14,595	14,595	14,595	14,595	175,140
p671002 - Personal Property Tax	0	0	164	0	71	0	0	0	0	0	0	0	235

Real Estate & Pers Prop Tax	14,595	14,595	14,759	14,595	14,666	14,595	14,595	14,595	14,595	14,595	14,595	14,595	175,375
p671900 - Business Licenses & Permits	0	0	0	0	0	0	530	0	0	0	0	0	530
p671902 - Sales And Use Tax	432	0	0	374	0	0	316	0	0	426	0	0	1,549

Other Taxes 4 Fees - Prop	432	0	0	374	0	0	847	0	0	426	0	0	2,079
p67200 - Hazard Insurance	2,089	2,089	2,036	2,036	2,036	2,036	2,036	2,036	2,036	2,036	2,036	2,036	24,542
p672500 - General Liability Insurance	401	401	401	401	401	401	401	401	401	421	421	421	4,670

Net Hazard & GL Ins Premium	2,490	2,490	2,437	2,437	2,437	2,437	2,437	2,437	2,437	2,457	2,457	2,457	29,412
p672100 - Crime/Fidelity Insurance	51	51	51	51	51	51	51	51	51	54	54	54	624
p672900 - Umbrella Auto Flood & Other	80	80	80	80	80	80	80	80	80	84	84	84	967

Insurance - Prop	131	131	131	131	131	131	131	131	131	137	137	137	1,591

Taxes & Insurance	17,647	17,215	17,327	17,538	17,235	17,163	18,011	17,163	17,163	17,615	17,190	17,190	208,457

OTH NON-CONTROLLABLE OPERATING EXP
p632000 - Management Fees	6,694	6,756	6,767	6,542	6,638	6,849	6,750	6,800	6,904	6,863	6,852	7,059	81,474

420 Prop Mgmt Exp - Consol	6,694	6,756	6,767	6,542	6,638	6,849	6,750	6,800	6,904	6,863	6,852	7,059	81,474
p615700 - Environmental Expenses	667	667	667	667	667	667	667	667	667	667	667	667	8,000

Noncontrollable - Property Upgrades	667	667	667	667	667	667	667	667	667	667	667	667	8,000

Management, Acctg & Oth Fees	7,361	7,423	7,434	7,209	7,305	7,515	7,417	7,467	7,570	7,530	7,519	7,726	89,474

Property Net Operating Income	66,746	65,245	67,044	61,612	64,231	67,569	62,845	67,984	68,031	66,794	68,294	72,373	798,768

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Report Name: P_ OS_ BudDet_Stnd Application: _FinRep Run Date: January 25, 2011 10:11:09	Standard Property Operating Statement Budget Detail Scenario: Budget Ledger: Actual Ledger Entity: Entity Dept: NODEPT- No Dept	User: DMcclure
Prop005763 — Cedar Rim
For the 12 Months January — December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p834000 - Legal	111	111	111	111	111	111	111	111	111	111	111	111	1,333

480 - Pship Legal & Prof	111	111	111	111	111	111	111	111	111	111	111	111	1,333
p831600 - Txs Fees & Lic	0	0	0	110	260	0	0	0	0	0	0	0	370

Pship Other Exp	0	0	0	110	260	0	0	0	0	0	0	0	370

Specific Pship Expenses	111	111	111	221	371	111	111	111	111	111	111	111	1,703

p662000 - Deprec -Buildings	27,768	27,768	27,768	27,754	27,740	27,739	27,395	27,395	27,409	27,423	27,423	27,424	331 007
p666000 - Deprec. - Furnishings	177,580	177,522	177,370	177,204	177,033	176,912	176,789	176,777	176,706	176,641	176,651	176,667	2,123,853

Property Depr & Amortization	205,348	205,290	205,138	204,958	204,773	204,651	204,184	204,173	204,115	204,064	204,074	204,092	2,454,860
p669510 - Deprec. - Non RE Assets	59	67	58	49	49	48	46	46	46	46	46	46	605

Prop Depr Exp-Non RE Assets	59	67	58	49	49	48	46	46	46	46	46	46	605

Noncontrollable Operating Exp	230,526	230,106	230,067	229,975	229,733	229,488	229,769	228,959	229,006	229,366	228,940	229,164	2,755,099

Total Operating Expenses	272,662	275,348	273,603	274,457	273,726	274,216	276,505	272,342	274,312	274,685	272,974	273,056	3,287,887

Operating Income	(138,772)	(140,223)	(138,263)	(143,616)	(140,963)	(137,241)	(141,496)	(136,345)	(136,242)	(137,427)	(135,937)	(131,875)	(1,658,400)

NON-OPERATING INCOME (EXPENSES)
p549001 - Security Deposit Interest	1	1	1	1	1	1	1	1	1	1	1	1	8

720 - Prop Interest Inc	1	1	1	1	1	1	1	1	1	1	1	1	8

p682001 - Int. Exp. Secured Fixed 1st	(23,841)	(23,821)	(23,801)	(23,780)	(23,759)	(23,739)	(23,718)	(23,697)	(23,675)	(23,654)	(23,633)	(23,611)	(284,729)
p682002 - Int. Exp. Secured Fixed 2nd	(21,245)	(21,223)	(21,201)	(21,179)	(21,157)	(21,135)	(21,112)	(21,089)	(21,067)	(21,044)	(21,021)	(20,998)	(253,471)

800 - Prop Interest Exp - Mortgages	(45,086)	(45,044)	(45,002)	(44,959)	(44,916)	(44,873)	(44,830)	(44,786)	(44,742)	(44,698)	(44,654)	(44,609)	(538,200)
p839017 - Interest Expense - OTEF Loan	723	723	723	723	723	723	723	723	723	723	723	723	8,673
p916003-Amort DLC 1st	(723)	(723)	(723)	(723)	(723)	(723)	(723)	(723)	(723)	(723:	(723)	(723)	(8,673)
p916023- Amort DLC - Other	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(6,287)

805 Prop Interest Exp - Amort of Def Loan Costs	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(524)	(6,287)

Prop Int. Exp, Net of Cap Int	(45,610)	(45,568)	(45,526)	(45,483)	(45,440)	(45,397)	(45,354)	(45,310)	(45,266)	(45,222)	(45,178)	(45,133)	(544,487)

Total Non-Operating Inc(Exp)	(45,610)	(45,567)	(45,525)	(45,482)	(45,440)	(45,396)	(45,353)	(45,309)	(45,265)	(45,221)	(45,177)	(45,132)	(544,479)

Property Net Income (Loss)	(184,382)	(185,790)	(183,788)	(189,098)	(186,402)	(182,637)	(186,849)	(181,655)	(181,507)	(182,648)	(181,114)	(177,008)	(2,202,879)

CHANGE IN ASSETS

p149425- Cl GP Supervision Fees	13	(23)	(23)	(26)	(31)	(153)	(156)	(152)	(32)	(30)	(12)	(9)	(660)

GP Fees Cl	13	(23)	(23)	(26)	(31)	(153)	(156)	(152)	(32)	(30)	(12)	(9)	(660)
p179999 -Capital Improvement Allocation	(189)	(219)	(230)	(240)	(276)	(1,225)	(1,214)	(1,255)	(293)	(284)	(125)	(109)	(5,660)

Allocations Cl	(189)	(219)	(230)	(240)	(276)	(1,225)	(1,214)	(1,255)	(293)	(284)	(125)	(109)	(5,660)

Capital Improve Alloc	(202)	(242)	(254)	(266)	(307)	(1,378)	(1,370)	(1,408)	(325)	(314)	(137)	(118)	(6,320)
p146503 -Refrigerators	(130)	(306)	(306)	(367)	(429)	(306)	(490)	(184)	(367)	(306)	(245)	(184)	(3,621)
p146601 - Carpet - Unit	(441)	(1,102)	(1,102)	(1,323)	(1,543)	(1,102)	(1,764)	(661)	(1,323)	(1,102)	(882)	(661)	(13,007)
p149599- Wall Covering	(129)	(322)	(322)	(386)	(451)	(322)	(515)	(193)	(386)	(322)	(258)	(193)	(3,799)

Turn Capital	(700)	(1,730)	(1,730)	(2,077)	(2,423)	(1,730)	(2,769)	(1,038)	(2,077)	(1,730)	(1,384)	(1,038)	(20,427)
p149998 - Cl Allocation - Turns	48	112	108	126	142	98	151	54	105	84	64	46	1,136

Turn CI Alloc	48	112	108	126	142	98	151	54	105	84	64	46	1,136

Tum CR	(655)	(1,619)	(1,622)	(1,951)	(2,281)	(1,633)	(2,618)	(984)	(1,972)	(1,647)	(1,320)	(992)	(19,291)
p142419 -Stair Treads & Handrails - Oth	(103)	(102)	(127)	(125)	(175)	(2,519)	(2,444)	(2,681)	(312)	(327)	(41)	(42)	(8,999)

Project Capital	(103)	(102)	(127)	(125)	(175)	(2,519)	(2,444)	(2,681)	(312)	(327)	(41)	(42)	(8,999)
p149999- Capital Rep-CI allocation acct	40	39	48	47	65	924	886	961	110	115	14	14	3,263

Project Cl Alloc	40	39	48	47	65	924	886	961	110	115	14	14	3,263
Project CR	(83)	(63)	(79)	(78)	(110)	(1,595)	(1,558)	(1,720)	(201)	(213)	(27)	(27)	(5,736)
p149901 - CapX -Cap Payroll	(932)	(827)	(675)	(860)	(868)	(848)	(883)	(880)	(860)	(890)	(854)	(876)	(10,463)

Payroll Capital	(932)	(827)	(875)	(860)	(868)	(848)	(893)	(880)	(860)	(890)	(854)	(876)	(10,463)
p149997- Cl Allocation - Labor	101	68	74	67	69	204	178	240	77	86	47	49	1,260

Payroll Cl Alloc	101	68	74	67	69	204	178	240	77	86	47	49	1,260

CR Cap Payroll	(830)	(759)	(801)	(793)	(799)	(645)	(715)	(640)	(783)	(804)	(807)	(827)	(9,203)
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Report Name: P_ OS_ BudDet Stnd Application: _FinRep Run Date: January 25, 2011 10:11:09	Standard Property Operating Statement Budget Detail Scenario: Budget Ledger: Actual Ledger Entity: Entity Dept: NODEPT — No Dept	User: DMcclure
Prop005763 — Cedar Rim
For the 12 Months January — December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
Total Turn and Project CR	(1,548)	(2,440)	(2,503)	(2,822)	(3,190)	(3,873)	(4,892)	(3,344)	(2,956)	(2,664)	(2,154)	(1,847)	(34,229)
p144100 - Office Computers	0	(470)	0	0	0	0	0	0	0	0	0	0	(470)

Non RE Depreciable Assets	0	(470)	0	0	0	0	0	0	0	0	0	0	(470)

CHANGE IN LIABILITIES

p232001 - Principal 1st Mortgage	(3,268)	(3,289)	(3,309)	(3,330)	(3,351)	(3,372)	(3,393)	(3,414)	(3,435)	(3,457)	(3,478)	(3,500)	(40,596)
p232101 - Principal 2nd Mortgage	(4,095)	(4,117)	(4,139)	(4,161)	(4,184)	(4,206)	(4,229)	(4,252)	(4,274)	(4,297)	(4,321)	(4,344)	(50,619)

205 - Secured Notes Payable	(7,363)	(7,406)	(7,448)	(7,491)	(7,535)	(7,578)	(7,622)	(7,666)	(7,709)	(7,754)	(7,799)	(7,844)	(91,215)

CHANGE IN EQUITY
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

FLOOR PLANS: TWO BEDROOM

MOUNTAIN STREAM
2 Bed 2 Bath, 1050 sq ft

OPTIONAL WINDOWS
FIREPLACE
STORAGE
DINING ROOM
10 X 13
LIVING ROOM
11 X 16
PATIO/
BALCONY
PATIO/
BALCONY
ISLAND
OPTIONAL WINDOW
DW
KITCHEN
STOVE/
MICRO
FRIDGE
LINEN
BATH
BEDROOM
11 X 10
CLOSET
CLOSET
CLOSET
WH
W/D
BATH
WALK-IN
SHOWER
MASTER
BEDROOM
11 X 12

Floor plans are artist's renderings and actual plans may differ from drawings. All room dimensions are approximations only.

CEDAR RIM | 7920 110TH AVENUE SE, #1005 | NEWCASTLE, WA 98056 | T: 425.271.1356 | WWW.CEDARRIMAPTS.COM

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

FLOOR PLANS: TWO BEDROOM

FOREST GLEN

2 Bed 1 Bath, 1050 sq ft

STORAGE
FIREPLACE
DINING ROOM
10 X 13
LIVING ROOM
11 X 16
BALCONY
BALCONY
ISLAND
DW
KITCHEN
STOVE MICRO
FRIDGE
BATH
CLOSET
BEDROOM
11 X 10
CLOSET
CLOSET
LINEN
WH
WASHER
DRYER
MASTER
BEDROOM
11 X 12

Floor plans are artist's renderings and actual plans may differ from drawings. All room dimensions are approximations only.

CEDAR RIM | 7920 110TH AVENUE SE, #1005 | NEWCASTLE, WA 98056 | T: 425.271.1356 | WWW.CEDARRIMAPTS.COM

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda

Key
OFFICE
2 BEDROOM
GRILL
PET STATION
CARPORT
COVERED
FIREPLACE
N
W
E
S
110TH AVE. SE

Cedar Rim
APARTMENT HOMES

KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
QUALIFICATIONS OF THE APPRAISER
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
PROFESSIONAL QUALIFICATIONS
TERENCE TENER , MAI , ASA
MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. Over the course of his career, Mr. Tener has appraised many prominent commercial properties, including the GM Building, 101 Park Avenue, 500 Park Avenue, 410 Park Avenue, 437 Madison Avenue, 475 Fifth Avenue, the Seagrams Building, 900 Third Avenue, Park Avenue Plaza and the Lever House. In addition, Mr. Tener has served as an expert witness in various federal and state courts including New York, New Jersey, Connecticut and Delaware. He has also valued such notable residential and mixed-use properties as CitiSpire, Metropolitan Tower and River Tower. He has been responsible for the valuation of hotels throughout the United States, including the New York Hilton, Washington Hilton, Pittsburgh Hilton, the American Stanhope and a chain of hotels located in Mexico, owned by Groupo Situr. In addition, Mr. Tener has consulted on the valuation of numerous retail properties, including the Smithaven Mall, Herald Center, Sony Entertainment Center in San Francisco and 730 North Michigan Avenue.

LICENSES	Connecticut Certified General Appraiser
Massachusetts Certified General Appraiser
Missouri Certified General Appraiser
New Hampshire Certified General Appraiser
New Jersey Certified General Appraiser
New York Certified General Appraiser
Vermont Certified General Appraiser
Wyoming Certified General Appraiser
New York Real Estate Broker

MEMBERSHIPS	Appraisal Institute — MAI Designation since 1978
American Society of Appraisers (ASA) — Senior Member and former member of the Board of Governors for the NY Chapter
MBA of New York — Board of Governors
Real Estate Board of New York — Appraisal Committee
National Association of Real Estate Fiduciaries
Long Island Board of Realtors
International Council of Shopping Centers (ICSC)
Mortgage Bankers Association of America
Young Mortgage Bankers Association
Appraisal Institute Metropolitan New York Chapter — Admissions Committee
and Ethics Committee
Appraisal Journal Review Committee
New York’s East Side Association — Former director
Cardinal’s Committee of the Archdiocese of New York
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
PROFESSIONAL QUALIFICATIONS
THOMAS J. TENER
MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. He has more than 20 years of broad based experience as a real estate professional, including appraisal, physical condition assessments, environmental site assessments, construction, development, brokerage, property management and receivership. Prior to forming KTR, Mr. Tener was the Chief Operating Officer of a national full service commercial due diligence firm. Under his direction, this firm provided appraisal, environmental, engineering and construction consultation on thousands for investment grade properties annually. Mr. Tener has extensive experience in appraisal, including such unique properties as the former Shoreham Nuclear power plant, the Perimeter Center in Atlanta, GA and numerous trophy office buildings. Mr. Tener has been a guest lecturer and panel member on various appraisal and due diligence topics.

LICENSES	New York Certified General Appraiser #46000033225
New York Real Estate Broker
USCG — Third Assistant Engineer
Receiver NYS Supreme Court

MEMBERSHIPS	Appraisal Institute — Associate Member
Association of Real Estate Women
MBA of New York
National Association of Real Estate Fiduciaries
Mortgage Bankers Association of America
Young Mortgage Bankers Association
ASTM International

EDUCATION	United States Merchant Marine Academy, Kings Point, NY
•	BS Marine Engineering

•	BS Mechanical Engineering and Thermal Systems Design
KTR Real Estate Advisors, LLC

Cedar Rim Apartments	June 8, 2011
Newcastle, Washington	Addenda
PROFESSIONAL QUALIFICATIONS
SHAUN KEST
APPRAISER

EXPERIENCE	Shaun Kest is an Appraiser with KTR Real Estate Advisors LLC. He has five years of commercial appraisal experience. Mr. Kest is actively pursuing designation as a member of the Appraisal Institute.

Prior to joining the firm, Mr. Kest worked for the Chatham at North Hills where he assisted in the development of a townhouse community development and for East End Properties where he assisted in the development of a shopping center.

LICENSES	New York Certified General Appraiser #46000049297

MEMBERSHIPS	Appraisal Institute — Associate Member since 2007

EDUCATION	University of Miami, Miami, Florida — BBA (Finance)
Appraisal Institute:
•	Introduction to Real Estate Appraisal (R-1)

•	Basic Valuation Principles & Procedures (R-2)

•	Appraisal Fair Housing (AQ-1)

•	National USPAP Appraisal Course (15-Hour)

•	Introduction to Income Property Valuation (G-1)

•	Principles of Income Property (G-2)

•	Applied Income Property Valuation (G-3)
KTR Real Estate Advisors, LLC